UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2005

ALICO, INC.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	IRS Employer Identification No.)

POST OFFICE BOX 338, LA BELLE, FLORIDA	33975
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 675-2966

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (!7 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On February 1, 2005 the Company received a letter from directors Richard C. Ackert, William L. Barton, Larry A. Carter, Stephen M. Mulready and Thomas E. Oakley resigning as directors of the board of Alico and indicating that they declined to stand for reelection as directors at the annual meeting of the Alico stockholders. Each of the resigning directors was a member of the Special Committee of independent directors of the Alico board that was reviewing a possible restructuring of the Company involving Atlantic Blue Trust, Inc. (“ABT”). ABT withdrew its request that the Company consider the possible restructuring on January 31, 2005. In addition to serving on the Special Committee of Independent Directors, at the time of their resignations all of the resigning directors were members of the Audit, Compensation, Nominating and Investment Committees. Thomas E. Oakley also served on the Executive Committee.

In a letter delivered to John R. Alexander, Chairman of the board of Alico and Chairman and Chief Executive Officer of ABT, the resigning directors asserted grievances with ABT relating to, among other things, ABT’s request that the Alico Special Committee consider the payment of a special dividend in connection with its consideration of a possible restructuring, the suggestion by Mr. Alexander that the Nominating Committee of the Alico Board consider the nomination of a member of ABT’s board of directors to fill the vacancy on the Alico board created by the retirement of Alico’s current Chief Executive Officer, W. Bernard Lester, the composition of management of Alico if a restructuring transaction were consummated with ABT and Mr. Alexander’s request that he serve as interim Chief Executive Officer of Alico following Mr. Lester’s retirement. The letter set forth certain demands the resigning directors made of ABT, as conditions to their continued service, which would have required ABT to agree that, until after the 2006 Annual Meeting of Shareholders, ABT would not acquire any additional shares of Alico common stock and would not take any action to remove the resigning directors from their positions on the Alico board. The letter also outlined the resigning directors’ requirement that Alico agree to engage an executive search firm to identify a replacement for Mr. Lester, permit the independent directors on Alico’s board to hire their own legal, financial and other advisors to assist them in their capacities as directors and adopt bylaw provisions relating to record dates and advance notice of stockholder proposals and director nominations which would have the effect of restricting the rights of all stockholders to propose nominees at the annual meeting of stockholders or to take action outside of a meeting called by the Alico board. The letter cited ABT’s refusal to agree to all of these demands in total as the basis for the directors’ resignations.

John R. Alexander indicated that he regretted that the resigning directors had decided that they were no longer willing to continue to serve as directors unless ABT agreed to give up the basic rights enjoyed by all Alico stockholders. Mr. Alexander indicated that, while ABT was willing to agree to remain below 50% ownership until after the 2006 Annual Meeting of Shareholders and to support most of the other requests presented by the Special Committee directors, ABT was unwilling to agree to the demand from these directors that, regardless of what actions they may take in the future, ABT would agree to keep them in office as Alico directors until after the 2006 annual meeting. Mr. Alexander indicated further that ABT is committed to the proposition that Alico should have a majority of independent directors, but believes that directors should serve subject to the stockholder oversight provided by the law and was thus unwilling to exempt these directors from such oversight. Mr. Alexander has reiterated ABT’s and the Company’s commitment to good corporate governance.

In light of the foregoing resignations, the annual meeting of stockholders previously scheduled for February 11, 2005 has been postponed until such a date as a new slate of directors could be proposed. The Company intends to set a new record date and provide additional information with respect to the rescheduled annual meeting in a revised proxy statement to be filed with the Securities and Exchange Commission and distributed to stockholders as promptly as practicable after a new slate of directors is proposed.

The Company has issued a press release regarding the resignation of the Special Committee directors and the allegations contained in their letter, a copy of which is attached as an exhibit to this Current Report on Form 8-K. A copy of the letter from the resigning directors to Mr. Alexander is also filed as an exhibit to this Current Report on Form 8-K .

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

The following exhibits are included with this Report:

Exhibit 99.1	Letter from the Special Committee directors, dated February 1, 2005.

Exhibit 99.2	Company Press Release issued February 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.
(Registrant)
Date: February 2, 2005
	By:	/s/ W. BERNARD LESTER
W. Bernard Lester
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 99.1	Letter from The Special Committee directors, dated February 1, 2005.

Exhibit 99.2	Company Press Release issued February 2, 2005.